UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 16, 2003

AMBASSADORS GROUP, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

DELAWARE (STATE OF INCORPORATION)	0-33347 (COMMISSION FILE NUMBER)	91-1957010 (IRS EMPLOYER IDENTIFICATION NO.)

Dwight D. Eisenhower Building
110 S. Ferrall Street
Spokane, WA 99202

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(509) 534-6200

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 9. Regulation FD Disclosure (Information Furnished in this Item 9 is Furnished under item 12).
SIGNATURES

Item 9. Regulation FD Disclosure (Information Furnished in this Item 9 is Furnished under Item 12).

     Pursuant to Securities and Exchange Commission Release No. 33-8126, the following information, that is required to be furnished under Item 12, “Results of Operations and Financial Condition,” is instead being furnished under Item 9, “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

     On April 16, 2003, Ambassadors Group, Inc. issued a news release on the subject of first quarter consolidated earnings as set forth below.

AMBASSADORS GROUP REPORTS LOSS PER SHARE OF ($0.17) FOR THE FIRST QUARTER OF 2003

Spokane, WA — April 16, 2003

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced a loss per share of ($0.17) in the first quarter of 2003, compared to a loss in the first quarter of 2002 of ($0.18) per share. Due to the seasonal nature of Ambassadors revenue, both first and fourth quarters of the year are expected to be loss quarters.

Gross receipts increased to $2.6 million in the first quarter of 2003 from $2.4 million in the comparable quarter of 2002. Net revenue increased to $1.0 million in the first quarter of 2003 from $0.7 million in the comparable quarter of 2002. A major reason for the increase in net revenue was attributed to a vendor rebate totaling $200,000 received during the first quarter of 2003.

Operating expenses increased to $3.9 million in the first quarter of 2003 from $3.5 million in the first quarter of 2002. This increase of $0.4 million in operating expenses resulted from increased marketing costs and increased staffing, quarter over quarter. The operating loss was comparable quarter to quarter at $2.8 million.

The Company’s cash, cash equivalent and available-for-sale securities balances at March 31, 2003 and December 31, 2002 were reported at $71.7 million and $51.4 million, of which $54.3 million and $25.9 million represented participant deposits, respectively.

Jeff Thomas, CEO and President of Ambassadors Group, Inc., stated, “The first quarter of 2003 was a challenging one for Ambassadors Group. We have been battling a number of unusual global issues since the first of the year.

“At this point, I would like to thank the many men and women, as well as their families, who have put themselves in harm’s way to achieve operation Iraqi Freedom. Our hearts also go out to those families that have lost a loved one in the recent hostilities. Their sacrifices will never be forgotten.

“The People to People mission of peace through understanding is more important than ever. Our objective of putting people of different nations into direct contact with one another is an essential element of long-term peace and a safeguard against irrational hatreds that lead to war. Our mission has proven to be timeless again and again, which is why all of our programs are built upon this same platform.

“As mentioned earlier, the first quarter has been full of challenges. First, although the White House has said that the main fighting of operation Iraqi Freedom is complete, we will not know the full impact of this conflict on our traveling delegates until well into the second quarter. In response to the troop movements, U.N. delegates and war rhetoric, we developed and implemented a “Peace of Mind” plan for our enrolled delegates prior to the outbreak of hostilities. Basically, this plan allowed participants to delay their final decision and payments during the war. The “Peace-of-Mind” plan also included supplemental communications to our enrolled delegates, allowing us to share our thoughts on international travel while the conflict was occurring. We believe that this plan has been beneficial to us and our delegates, as it removed decision making pressure, as well as clearly demonstrated our safety first orientation.

“Second, the outbreak of SARS (Severe Acute Respiratory Syndrome) has impacted our travel programs to China. Our number one destination for professional programs is China, and since the U.S. government has issued warnings against non-essential travel to that region, we responded by postponing and rescheduling several programs planned for China, as well as offering enrolled delegates the chance to cancel and receive a full refund. Although these actions impacted several hundred enrolled delegates to China in the second quarter, we believe the measures are commensurate with our desire to continue to act in the long-term interests of our brand as well as the safety of our delegates.

“Third, there has been an unusual amount of unrest in Cuba, hijackings, for example, which has led the U.S. government to place increased restrictions on U.S. citizens traveling to Cuba. These restrictions take effect immediately, although we had no programs scheduled to Cuba until late fall 2003. We have already begun the search for alternative regional destinations.

“Finally, the continual presence of Terror Alert warnings does impact propensity of people to travel. In short, many people feel that this is just not a good time to travel. Up to this point, we have not been able to quantify the impact of these warnings. However, even with all the challenges of the global environment, we still have the potential to travel more delegates in 2003 than 2002. We believe that this willingness to travel on our programs is a testament to the mission, the emphasis on safety, and the relationships that we develop with all of our delegates — sometimes the entire family — prior to travel. These challenges have spurred us to continue our operational improvements so that we have the focus, speed and flexibility for a range of occurrences.”

Ambassadors Group, Inc. will host a conference call to discuss results of operations and the outlook for 2003, Thursday, April 17, 2003, at 8:30 a.m., Pacific Time. Interested parties may join the call by dialing (800) 299-9086, then entering the passcode 1924187. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For post-view access, parties may dial (888) 286-8010 with the passcode of 194861 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX Web site. Post-view-dial-in access will be available beginning April 17, 2003 at 10:30 a.m. Pacific Time through April 25, 2003 at 10:30 a.m. Pacific Time. Post-view Webcast access will be available following the conference call through June 18, 2003.

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in domestic and international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. The Company is headquartered and located in Spokane, Washington.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance, the reasons for variances between quarter-to-quarter results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release, and could involve risks the war with Iraq, international unrest, outbreak of disease, conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to Ambassadors Group, Inc., 10K filed on March 21, 2003 and proxy filed on April 14, 2003.

The following summarizes the Company’s financial information for the quarters ended March 31, 2003 and 2002 (in thousands, except per share amounts):

	UNAUDITED

	Quarter ended March 31,

	2003	2002

Gross program receipts	$2,600	$2,371
Net revenue	$1,037	$667
Operating expenses:
Selling and tour promotion	2,905	2,380
General and administration	954	1,113

Total operating expenses	3,859	3,493
Operating loss	(2,822)	(2,826)
Other income, net	222	193
Loss before income tax benefit	(2,600)	(2,633)
Income tax benefit	884	868

Net loss	$(1,716)	$(1,765)

Loss per share — basic and diluted	$(0.17)	$(0.18)

Weighted average shares outstanding — basic and diluted	9,881	9,817

The Company has a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes the Company’s balance sheets as of March 31, 2003, March 31, 2002 and December 31, 2002 (in thousands):

	UNAUDITED		AUDITED

	March 31,
			December 31,
	2003	2002	2002

Assets
Cash and cash equivalents	$49,661	$29,421	$29,491
Restricted cash equivalents	12	12	12
Available-for-sale securities	22,043	20,231	21,896
Foreign currency exchange contracts	2,480	—	1,642
Prepaid program cost and expenses	5,410	3,157	1,516
Other current assets	961	952	91

Total current assets	80,567	53,773	54,648
Property and equipment, net	1,772	2,273	1,914
Deferred income tax	1,687	1,878	1,711
Other assets	234	273	244

Total assets	$84,260	$58,197	$58,517

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$2,406	$2,899	$4,241
Participants’ deposits	54,297	41,672	25,901
Deferred tax liability	786	—	515
Foreign currency exchange contracts	—	255	—

Total current liabilities	57,489	44,826	30,657
Stockholders’ equity	26,771	13,371	27,860

Total liabilities and stockholders’ equity	$84,260	$58,197	$58,517

The following summarizes the Company’s deployable cash as of March 31, 2003 (in thousands and UNAUDITED):

March 31, 2003

Cash, cash equivalents and available-for-sales equivalents	$71,704
Prepaid program cost and expenses rep	5,410
Less: Participants’ deposits	(54,297)
Less: Accounts payable and accruals	(2,406)

Deployable cash	$20,411

CONTACT: Peg Sestero
(509) / 534-6200

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS GROUP, INC.

Date: April 22, 2003	By:	/s/ Margaret M. Sestero
Margaret M. Sestero Chief Financial Officer, Executive Vice-President and Secretary